                                                                     Exhibit 2.1





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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               RANGER HOLDING LLC,

                            RANGER MERGER CORPORATION

                                       AND

                                 NCH CORPORATION









                          Dated as of December 24, 2001






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

















                                TABLE OF CONTENTS


ARTICLE I            THE OFFER....................................................................................2

         1.1      General.........................................................................................2
         1.2      Securities Law Compliance by Purchaser..........................................................3
         1.3      Termination of the Offer........................................................................4
         1.4      Approval and Recommendation of the Board........................................................4
         1.5      Securities Law Compliance by the Company........................................................4
         1.6      Shareholders Lists..............................................................................5

ARTICLE II           THE MERGER...................................................................................5

         2.1      The Merger......................................................................................5
         2.2      Effects of the Merger...........................................................................6
         2.3      Effective Time..................................................................................6
         2.4      Certificate of Incorporation....................................................................6
         2.5      By-Laws.........................................................................................6
         2.6      Directors and Officers..........................................................................6
         2.7      Conversion of Shares............................................................................6
         2.8      Stock Options; Units............................................................................7
         2.9      Dissenting Shares...............................................................................7
         2.10     Purchaser Common Stock..........................................................................8
         2.11     Payment of Merger Consideration.................................................................8

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................9

         3.1      Organization, Standing and Corporate Power......................................................9
         3.2      Capitalization.................................................................................10
         3.3      Authorization of This Agreement................................................................10
         3.4      Consents and Approvals.........................................................................11
         3.5      No Conflicts...................................................................................11
         3.6      Company Disclosure Documents; Offer Documents..................................................11
         3.7      Opinion of Financial Advisor...................................................................12
         3.8      Brokers' Fees..................................................................................13
         3.9      Certain Approvals..............................................................................13

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF HOLDING AND PURCHASER.....................................13

         4.1      Organization...................................................................................13
         4.2      Capitalization.................................................................................13
         4.3      Authorization of This Agreement................................................................13
         4.4      Consents and Approvals.........................................................................14
         4.5      No Conflicts...................................................................................14
         4.6      Company Disclosure Documents; Offer Documents; Other Information...............................14
         4.7      Brokers' Fees..................................................................................15
         4.8      Financial Ability..............................................................................15


         4.9      No Prior Activities............................................................................15
         4.10     Holding Not an Interested Stockholder..........................................................15

ARTICLE V            CERTAIN COVENANTS AND AGREEMENTS............................................................15

         5.1      Conduct of the Business of the Company.........................................................15
         5.2      Notification of Results; Extension of Offer....................................................16
         5.3      Preparation of Proxy Statement; Shareholder Meeting............................................16
         5.4      Best Efforts...................................................................................16
         5.5      Announcement...................................................................................17
         5.6      Indemnification................................................................................17
         5.7      Notification of Certain Matters................................................................18
         5.8      Debt Financing.................................................................................19
         5.9      Contribution of Holding Group Shares...........................................................19
         5.10     No New Offers..................................................................................19

ARTICLE VI           CLOSING CONDITIONS..........................................................................19

         6.1      Conditions to Each Party's Obligation to Effect the Merger.....................................19

ARTICLE VII          CLOSING.....................................................................................20

         7.1      Time and Place.................................................................................20
         7.2      Filings at the Closing.........................................................................20

ARTICLE VIII         TERMINATION.................................................................................20

         8.1      Termination....................................................................................20
         8.2      Effect of Termination..........................................................................21

ARTICLE IX           MISCELLANEOUS...............................................................................21

         9.1      Certain Defined Terms..........................................................................21
         9.2      Amendment and Modification.....................................................................22
         9.3      Waiver of Compliance; Consents.................................................................22
         9.4      Survival of Warranties.........................................................................23
         9.5      Notices........................................................................................23
         9.6      Assignment; Parties in Interest................................................................24
         9.7      Expenses.......................................................................................24
         9.8      Specific Performance...........................................................................24
         9.9      Governing Law..................................................................................25
         9.10     Counterparts...................................................................................25
         9.11     Interpretation.................................................................................25
         9.12     Entire Agreement...............................................................................25
         9.13     Severability; Enforcement......................................................................25
         9.14     Performance by Purchaser.......................................................................25

TABLE OF CONTENTS    i


ANNEX A  CERTAIN CONDITIONS OF THE OFFER


                             Table of Defined Terms


Term                                                Cross-Reference Section
----                                                -----------------------

Affiliate...........................................Section 9.1(a)
Agreement...........................................Preamble
Board...............................................Recitals
Certificate of Merger...............................Section 2.3
Certificates........................................Section 2.11(b)
Closing.............................................Section 7.1
Closing Date........................................Section 7.1
Company.............................................Preamble
Company Disclosure Documents........................Section 3.6(a)
DGCL................................................Section 2.1
Debt Commitment Letter..............................Section 4.8
Debt Financing......................................Section 4.8
Dissenting Shares...................................Section 2.9
Effective Time......................................Section 2.3
Exchange Act........................................Section 1.1
Expiration Date.....................................Section 1.1(b)
Financial Advisor...................................Section 1.4
Financial Advisor Opinion...........................Section 1.4
Governmental Entity.................................Section 9.1(c)
Holding.............................................Preamble
Holding Group.......................................Recitals
Holding Group Agreement.............................Recitals
Holding Group Shares................................Recitals
Indemnified Parties.................................Section 5.6(a)
Liens...............................................Section 9.1(e)
Material Adverse Effect.............................Section 9.1(f)
Maximum Premium.....................................Section 5.6(b)
Merger..............................................Recitals
Merger Agreement....................................Preamble
Merger Consideration................................Section 2.7(a)
Merger Fund.........................................Section 2.11(a)
Minimum Condition...................................Section 1.1(b)
NYSE................................................Section 3.4
Offer...............................................Recitals
Offer Conditions....................................Section 1.1(b)
Offer Documents.....................................Section 1.2
Options.............................................Section 2.8
Payment Agent.......................................Section 2.11(a)
Per Share Amount....................................Recitals
Person..............................................Section 9.1(g)
Proxy Statement.....................................Section 3.6(a)

Term                                                Cross-Reference Section
----                                                -----------------------

Public Shares.......................................Recitals
Purchaser...........................................Preamble
Purchaser Common Stock..............................Section 2.10
Schedule 14D-9......................................Section 1.5
SEC.................................................Section 1.1(d)
Shares..............................................Recitals
Special Committee...................................Recitals
Stock Option Plan...................................Section 2.8
Subsidiary..........................................Section 9.1(h)
Surviving Corporation...............................Section 2.1
Units...............................................Section 2.8

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of December 24, 2001 (the "Agreement"), is entered into by and among Ranger Holding LLC, a Delaware limited liability company ("Holding"), Ranger Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Holding ("Purchaser"), and NCH Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, as of the date hereof, Holding and its Affiliates (the "Holding Group") beneficially and of record own 3,010,906.3 shares (the "Holding Group Shares") of common stock, par value $1.00 per share (the "Shares"), of the Company constituting approximately 57% of the issued and outstanding Shares, and have proposed to the Company that the Holding Group, acting through Purchaser, will make an offer (as set forth in more detail below) to acquire all of the outstanding Shares other than the Holding Group Shares (the "Public Shares") and following the consummation of such offer will cause Purchaser to be merged with and into the Company (the "Merger");

         WHEREAS, in furtherance of the Merger and of Purchaser's acquisition of all of the Public Shares, Purchaser will make a cash tender offer (the "Offer") to acquire any and all of the Public Shares for $52.50 per share (the "Per Share Amount") and thereafter, as contemplated by the Limited Liability Company Agreement of Holding, dated as of the date hereof (the "Holding Group Agreement"), the Holding Group will contribute the Holding Group Shares to Purchaser and cause Purchaser to effect the Merger, in each case upon the terms and subject to the conditions of this Agreement;

         WHEREAS, certain members of the Holding Group may, prior to or in connection with the consummation of the Offer, sell up to 230,000 Holding Group Shares either in open market transactions or by tendering Shares in the Offer;

         WHEREAS, the board of directors of the Company (the "Board") at a meeting duly called and held, and acting on the unanimous recommendation of a special committee comprised entirely of non-management independent directors (the "Special Committee"), has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and has determined that each of the Offer and the Merger is fair to, and in the best interests of, the holders of the Public Shares and recommended the acceptance of the Offer and approval and adoption of this Agreement and the transactions contemplated hereby by the holders of the Public Shares; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement,

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the Company, Holding and Purchaser hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

         1.1 General. Provided that this Agreement shall not have been terminated in accordance with Article VIII and that no event shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex A (unless any such condition is waived by Purchaser), Purchaser shall commence within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer as promptly as reasonably practicable after the date hereof. Subject to the terms and conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days from the date the Offer is commenced, including the date of the commencement of the Offer as the first business day in accordance with Rule 14d-2, unless this Agreement is terminated after such commencement in accordance with Article VIII, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. In connection with the Offer:

             (a) Purchaser may not accept any Public Shares tendered for purchase in response to the Offer unless it accepts all such Public Shares that are properly tendered in accordance with the terms thereof. Acceptance by Purchaser of the Public Shares for payment pursuant to the Offer shall be irrevocable.

             (b) The Offer shall be subject only to: (i) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer (including any extensions of the Offer in accordance with section 1.1(d), the "Expiration Date") and not withdrawn, a number of Shares which, when added to the number of Holding Group Shares, equals at least 90% of the outstanding Shares (the "Minimum Condition") and (ii) the conditions set forth in Annex A (collectively, the "Offer Conditions"). Purchaser expressly reserves the right to waive any of the conditions to the Offer; provided, however, that Purchaser may not (without the prior written consent of the Company and the approval of the Special Committee) waive the Minimum Condition below a requirement that the number of Shares validly tendered into the Offer, when added to the Holding Group Shares, equal at least 80% of the outstanding Shares.

             (c) Purchaser shall not without the prior written consent of the Company (with the approval of the Special Committee) (i) reduce the Per Share Amount or the number of the Public Shares sought to be purchased, (ii) modify the form of consideration to be received by holders of the Shares in the Offer, or (iii) impose conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions.

             (d) Notwithstanding any other provision of this Agreement, unless this Agreement has been terminated pursuant to Article VIII, Purchaser may, without the consent of the Company or the Special Committee, from time to time,
(i) extend the Offer beyond the then-scheduled Expiration Date for an additional 10 business days if at the then-scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived or (ii) extend the Offer for any period which, in the reasonable judgment of Purchaser, is required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC"). In addition to the foregoing, Purchaser may provide for a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act. In no event, however, may Purchaser extend the Offer to any date that is later than April 23, 2002 without the prior written consent of the Company (with the approval of the Special Committee) other than extensions pursuant to clause
(ii) of this subsection, which will in no event require the consent of the Company. If any of the Offer Conditions shall not have been satisfied or waived as of any then-scheduled Expiration Date, Purchaser shall give the Special Committee notice thereof and, if the Special Committee (acting through the Chairman thereof) so requests (which, it is understood, may be done on a contingent basis prior to such Expiration Date, orally or in writing), extend the Offer for such additional number of business days as may be designated (but not more than 10 business days per request), provided that, the Special Committee may not request further extensions of the Offer beyond April 23, 2002.

             (e) Upon the Expiration Date, if the Offer Conditions have been satisfied or waived, Purchaser shall promptly accept and pay for the Public Shares properly tendered for purchase. At or prior to such time, Purchaser will take all steps necessary to provide a duly appointed paying agent with any funds necessary to make the payments contemplated by the Offer. The Per Share Amount shall, subject to reduction for applicable withholding of taxes, be net to the seller in cash, payable upon the terms and subject to the conditions of the Offer.

             (f) The Per Share Amount shall be adjusted only in accordance with the following provisions: (i) the Per Share Amount shall automatically be adjusted appropriately for any stock dividend, split or any conversion or reclassification in respect of the Shares occurring after the date hereof and prior to the date of consummation of the Offer, which shall occur only in accordance with the terms of this Agreement; and (ii) Purchaser shall have the right to increase the Per Share Amount in effect hereunder at any time.

         1.2 Securities Law Compliance by Purchaser. As soon as practicable on the date of commencement of the Offer, Purchaser and Holding will file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and form of transmittal letter and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Offer, which shall be filed as part of the

Schedule TO (such documents, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the requirements of applicable federal securities laws (including Rule 13e-3 under the Exchange Act). Purchaser and the Company agree to promptly correct any information provided by either of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Public Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser will give the Company and its counsel a reasonable opportunity to review and comment upon the Offer Documents and any amendments or supplements thereto, in each case prior to the filing thereof with the SEC or, if applicable, the dissemination thereof to any shareholders of the Company. Purchaser agrees to provide the Company with a written copy of any comments or other communications it or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly upon receipt of such comments.

         1.3 Termination of the Offer. Purchaser shall not, without the prior written consent of the Company (with the approval of the Special Committee), (i) terminate the Offer, except in accordance with the terms of Article VIII, or
(ii) extend the expiration date of the Offer, except as specifically provided in
Section 1.1(d).

         1.4 Approval and Recommendation of the Board. The Company hereby approves of and consents to the making of the Offer and represents and warrants that the Board (at a meeting duly called and held at which a quorum was present), acting on the unanimous recommendation of the Special Committee, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the holders of the Public Shares, (ii) declaring advisable, approving and adopting this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) recommending that the holders of the Public Shares tender their Shares pursuant to the Offer and, if required under applicable law, approve and adopt this Agreement and the Merger, subject to the Special Committee's right to recommend that the Board withdraw, modify or amend such recommendation if the Special Committee determines in good faith by a majority vote, after receipt of the advice of its outside counsel, that such action is necessary in order for the Special Committee to comply with its fiduciary duties under applicable law. The Company shall furnish to Purchaser a copy of such resolutions, certified by an appropriate officer of the Company. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, subject to the Special Committee's right to recommend that the Board withdraw, modify or amend its recommendation, as described above.

         1.5 Securities Law Compliance by the Company. Promptly following the filing of the Offer Documents with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9") containing the recommendation of the Board described in Section 1.4 and shall mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 will comply in all material respects with the requirements of applicable federal securities laws. The Company and Purchaser agree to promptly correct any information provided by either of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Purchaser and its counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to the filing thereof with the SEC or, if applicable, the dissemination thereof to any shareholders of the Company. The Company agrees to provide Purchaser with a written copy of any comments or other communications it or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

         1.6 Shareholders Lists. In connection with the Offer and Merger, the Company shall, and shall cause its transfer agent, as promptly as possible to furnish Purchaser with mailing labels containing the names and addresses of all record holders of the Public Shares and with security position listings of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and of those persons becoming record holders subsequent to such date. The Company shall furnish to Purchaser all such additional information (including, but not limited to, updated lists of holders of the Public Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Public Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Purchaser and its Affiliates will hold in confidence the information contained in any such labels, listings, and files, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, will deliver to the Company all copies of such information in its possession.

                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporate Law ("DGCL"), at the Effective Time, Purchaser shall be merged with and into the Company. At the Effective Time, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

         2.2 Effects of the Merger. The Surviving Corporation shall retain the name of the Company and shall possess all the rights, assets, privileges, immunities, powers and franchises of Purchaser and the Company and shall, by operation of law, become liable for all the debts, liabilities and duties of the Company and Purchaser. The Merger shall have the other effects provided for in the applicable provisions of the DGCL.

         2.3 Effective Time. The Merger shall become effective at the date and time when a properly executed certificate of merger or certificate of ownership and merger (either such document being referred to hereinafter as the "Certificate of Merger"), together with any other documents required by law to effectuate the Merger, shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

         2.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety substantially identical to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and as provided under the DGCL.

         2.5 By-Laws. At the Effective Time, the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall become the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein and by the DGCL.

         2.6 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         2.7 Conversion of Shares.

             (a) Each Share issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by Purchaser or Holding or held in the treasury of the Company and except for Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation the Per Share Amount (or, if a greater per Share price shall have been paid in the Offer, such greater price) (the Per Share Amount or such greater price hereinafter being referred to as the "Merger Consideration") in cash payable to the holder thereof, without interest thereon, upon surrender of the certificates formerly representing such Shares in accordance with Section 2.11.

         (b) Each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Purchaser shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist, without any conversion thereof or payment therefor.

         (c) Each Share issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and cease to exist, without any conversion thereof or payment therefor.

         (d) At the Effective Time, all Shares (other than shares referred to in Sections 2.7(b), 2.7(c) and 2.9) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto except the right to receive the Merger Consideration applicable thereto, without interest, upon surrender of such certificate in accordance with Section 2.11.

         2.8 Stock Options; Units.

             (a) All options to purchase Shares (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and each holder of such Option will be entitled to receive, for each Share subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, payable at the times and subject to the conditions set forth in the Company's 1980 Stock Option Plan, as amended as of and through the date hereof (the "Stock Option Plan").

             (b) All stock participation units (individually, a "Unit" and collectively, the "Units") awarded pursuant to the Company's Stock Participation Plan that are outstanding immediately prior to the Effective Time shall be canceled and shall be converted into the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the base price (as defined in the Stock Participation Plan) of each Unit, multiplied by the number of Shares represented by each Unit, payable as soon as practicable after the Effective Time but no later than 30 days after the Effective Time.

         2.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such Shares in favor of the approval and adoption of this Agreement or consented thereto in writing and who shall have complied with all of the relevant provisions of Section 262 of the DGCL and properly demanded appraisal of such Shares in the manner provided therein (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof instead shall be entitled to payment of the appraised value of such Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares, (ii) if any holder fails to establish or perfect his entitlement to appraisal rights as provided in Section 262 of the DGCL, or (iii) if any such holder shall, for any other reason, become ineligible for, or have lost his right to, such appraisal, then such holder shall forfeit the right to appraisal of such Shares and each such Share shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section
2.7. The Company shall give Purchaser prompt notice of any written demands for appraisal of Shares received by the Company and the opportunity to direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, settle or compromise, or offer to settle or compromise, any claim for appraisal rights.

         2.10 Purchaser Common Stock. Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time ("Purchaser Common Stock"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         2.11 Payment of Merger Consideration.

              (a) At or from time to time following the Effective Time, as necessary to satisfy the requirements of Section 2.11(b), Holding or the Surviving Corporation shall deliver to such agent or agents as may be duly appointed by Purchaser and reasonably satisfactory to the Company (the "Payment Agent") cash in an aggregate amount sufficient to pay the Merger Consideration (such cash hereinafter referred to as the "Merger Fund") payable pursuant to
Section 2.7 in exchange for outstanding Shares.

              (b) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Holding and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive pursuant to the provisions of Article II and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a transferee if the

Certificate representing such Shares is presented to the Payment Agent accompanied by all documents required to effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.11, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.11.

              (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that Purchaser or its Payment Agent may, in its discretion, require the delivery of a suitable bond or indemnity by such holder.

              (d) All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

              (e) Any portion of the Merger Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration.

              (f) Neither Holding nor the Surviving Corporation shall be liable to any holder of Shares for cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Holding and Purchaser as follows:

         3.1 Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as it is now being conducted, other than in such jurisdictions where the failure to be duly organized, validly existing and in good standing, or to have such corporate power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         3.2 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $1.00 per share, of which, as of December 14, 2001, 5,307,830 were issued and outstanding, 1,500,000 were reserved for issuance under the Company Stock Option Plan, and 422,328 were subject to Options outstanding under the Company's Stock Option Plan 281,953 of which were exercisable) and 500,000 shares of Preferred Stock, par value $1.00 per share, of which as of December 14, 2001, no shares were issued. All issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and have no preemptive rights. Other than as contemplated in the foregoing sentence, there are not now, and at the Effective Time there will not be, any outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 3.2, and except for 3,208 Units, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Subsidiaries. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Lien, except the Company is the record and beneficial owner of 51% of the outstanding shares of capital stock of NCH Hua Yang Ltd., a Chinese company.

         3.3 Authorization of This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the shareholders of the Company to the extent required by law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board upon the recommendation of the Special Committee and, except for the adoption of this Agreement by the shareholders of the Company to the extent required by law, no other corporate proceedings on the part of the Company are necessary to authorize this

Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, subject only to adoption hereof by its shareholders to the extent required by law. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application affecting the rights of creditors and applicable principles of equity that may restrict or affect the enforcement of certain provisions thereof.

         3.4 Consents and Approvals. Except for (i) the filings required under the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL,
(iii) the filings under the securities or blue sky laws or takeover statutes of the various states, (iv) the filings required under the delisting requirements of the New York Stock Exchange (the "NYSE"), (v) the filings in connection with any transfer of applicable federal, state and local environmental permits and applicable transfer or other taxes in any applicable jurisdiction and (vi) any necessary foreign regulatory filings, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the transactions contemplated by this Agreement that, if not made or obtained, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         3.5 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or the By-Laws of the Company, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or
(iii) violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         3.6 Company Disclosure Documents; Offer Documents.

              (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") including, without limitation, the Schedule 14D-9 and the proxy or information statement of the Company (the "Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

             (b) At the time the Proxy Statement, if one is required, or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and the Merger, if such vote is required by applicable law to consummate the Merger, the Proxy Statement, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document (other than the Proxy Statement) or any supplement or amendment thereto and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.6(b) will not apply to statements included in, or omissions from, the Company Disclosure Documents in reliance upon and in conformity with information furnished to the Company by Purchaser or Holding specifically for use therein.

             (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Purchaser in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         3.7 Opinion of Financial Advisor. The Special Committee has received a written opinion dated December 24, 2001 (the "Financial Advisor Opinion") of Dresdner Kleinwort Wasserstein, the financial advisor to the Special Committee (the "Financial Advisor"), to the effect that, as of the date of such opinion, the Per Share Amount to be received in the Offer and the Merger by the holders of the Public Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders of the Public Shares. The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Financial Advisor Opinion and references thereto and, subject to approval by the Financial Advisor, the Financial Advisor's presentation to the Special Committee in the Offer Documents. Other than the fee owed to the Financial Advisor for providing the Financial Advisor Opinion and the reimbursement and indemnification obligations of the Company to the Financial Advisor related to the Financial Advisor's Opinion, neither the Company nor the Company's directors has any continuing obligation to the Financial Advisor.

         3.8 Brokers' Fees. Except for the Financial Advisor, a copy of whose engagement agreement has been provided to Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         3.9 Certain Approvals. The Board has taken appropriate action such that, assuming the accuracy of Holding's representation in Section 4.10 of this Agreement, the provisions of Section 203 of the DGCL will not apply to the Offer, the Merger or any of the transactions contemplated by this Agreement or the Holding Group Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF HOLDING AND PURCHASER

         Each of Holding and Purchaser hereby represents and warrants to the Company as follows:

         4.1 Organization. Holding is a limited liability company and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Holding and Purchaser has the requisite power and authority to carry on its business as currently conducted.

         4.2 Capitalization. The authorized capital stock of Purchaser consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are owned by Holding. The issued and outstanding limited liability company interests of Holding are owned by the Persons named and in the amounts set forth opposite the names of such Persons in the limited liability company agreement of Holding, as such agreement may be amended through the Effective Time. A copy of such limited liability agreement has been previously provided to the Company.

         4.3 Authorization of This Agreement. Each of Holding and Purchaser has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company or corporate action by Holding and Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and Holding and constitutes a valid and binding agreement of Purchaser and Holding, enforceable against Purchaser and Holding in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application affecting the rights of creditors and applicable principles of equity that may restrict or affect the enforcement of certain provisions hereof.

         4.4 Consents and Approvals. Except for (i) filings required under the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL,
(iii) the filings under the securities or blue sky laws or takeover statutes of the various states, (iv) the filings required under the delisting requirements of the NYSE, (v) the filings in connection with any applicable transfer or other taxes in any applicable jurisdiction and (vi) any necessary foreign regulatory filings, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser or Holding of the transactions contemplated by this Agreement that, if not made or obtained, would reasonably be expected to impair the ability of Purchaser or Holding to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         4.5 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Purchaser or Holding with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the organizational documents of Purchaser or Holding, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser or Holding is a party or by which any of them or any of their respective properties or assets is bound or (iii) violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which Purchaser or Holding or any of their respective properties or assets is bound, excluding from the foregoing clauses
(ii) and (iii) conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to impair the ability of Purchaser or Holding to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         4.6 Company Disclosure Documents; Offer Documents; Other Information.

             (a) The information that Purchaser or Holding furnishes to the Company in writing specifically for use in any Company Disclosure Documents will not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, if such statement is required by applicable law to consummate the Merger, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on the adoption of this Agreement and the Merger, if such vote is required by applicable law to consummate the Merger, at the Effective Time, and (ii) in the case of any Company Disclosure Document (other than the Proxy Statement) or any amendment or supplement thereto, at the time of the filing thereof and at the time of any distribution thereof.

             (b) The Offer Documents, when filed, will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and will not at the time of the filing thereof, at the time of any distribution thereof and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements included in or omissions from the Offer Documents in reliance upon and in conformity with information furnished to Purchaser in writing by the Company specifically for use therein.

         4.7 Brokers' Fees. Except for Deutsche Banc Alex. Brown Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or Holding who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         4.8 Financial Ability. Purchaser and Holding have executed and delivered the commitment letter dated October 16, 2001 from Bank of America, N.A. and Banc of America Securities LLC, as amended through the date hereof (the "Debt Commitment Letter"), with respect to the amount of debt financing that when funded and, subject to the terms and conditions thereof, will provide Purchaser with the funds necessary to consummate the Offer and the Merger and to pay all fees, expenses and costs in connection with the negotiation, execution and performance of this Agreement by Purchaser and Holding (the "Debt Financing"). Holding has furnished copies of the Debt Commitment Letter to the Company. As of the date hereof, excluding considerations relating to the current or future condition of the bank syndication market, Purchaser is not aware of any reason that the Debt Financing will not be available.

         4.9 No Prior Activities. Except for liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, neither Purchaser nor Holding has incurred any liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         4.10 Holding Not an Interested Stockholder. As of the date of this Agreement, neither Holding nor any of its Affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the DGCL.

                                   ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

         5.1 Conduct of the Business of the Company. The Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course consistent with past practice.

         5.2 Notification of Results; Extension of Offer. Purchaser will promptly advise the Company once a sufficient number of Shares has been tendered, and not withdrawn, such that the Minimum Condition is satisfied. At such time, subject to satisfaction of the Offer Conditions and the terms of this Agreement, Purchaser will accept and promptly pay for all validly tendered Shares. Purchaser shall provide reports of the number of Shares tendered in the Offer upon the reasonable request of the Company, as soon as practicable after any such request is made.

         5.3 Preparation of Proxy Statement; Shareholder Meeting.

             (a) If required by applicable law in order to consummate the Merger, as soon as practicable following the purchase of the Shares pursuant to the Offer, the Company, acting through the Board and upon the recommendation of the Special Committee, shall take all steps necessary to duly call, set a record date for, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following the acceptance for payment and purchase of Shares pursuant to the Offer for the purpose of adopting and approving this Agreement and the transactions contemplated hereby. At such meeting, Purchaser and any Affiliate thereof will each vote, or cause to be voted, all Shares acquired in the Offer or otherwise beneficially owned by it on the record date for such special meeting, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

             (b) The Company will, if required by law for the consummation of the Merger, prepare and file the Proxy Statement with the SEC, and shall use its best efforts to obtain and furnish the information required to be included by the Company in the Proxy Statement and, after consultation with Purchaser, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time following the acceptance for payment and purchase of the Shares pursuant to the Offer. The Company will (i) include in the Proxy Statement the recommendation of its Board that the shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to shareholders in connection therewith and (ii) use its best efforts to obtain the necessary approvals by such shareholders of this Agreement and the transactions contemplated hereby, subject to any recommendation by the Special Committee that the Board withdraw, modify or amend such recommendation if the Special Committee determines in good faith by a majority vote, after receipt of advice of its outside counsel, that such action is necessary in order for the members of the Special Committee to comply with their fiduciary duties under applicable law.

         5.4 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Annex A hereto and Article VI hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

         5.5 Announcement. None of the Company, Purchaser, Holding or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior consent of the other parties (which consent will not be unreasonably withheld), except as may be required by applicable law or NYSE regulation. The parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement whether or not required by law.

         5.6 Indemnification.

             (a) From and after the Effective Time, Holding shall, or shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, indemnify and hold harmless each present and former director and officer of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any facts or events existing or occurring at or prior to the Effective Time (including, without limitation, the Offer and the Merger) for a period of six (6) years after the Effective Time. Holding or the Surviving Corporation shall advance expenses to an Indemnified Party, as incurred, to the fullest extent permitted under applicable law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. In the event of any such claim, action, suit, proceeding or investigation arising after the Effective Time, (i) the Indemnified Parties shall promptly notify Holding or the Surviving Corporation thereof, provided, however, that failure to provide such notice shall relieve Holding or the Surviving Corporation of its indemnification obligation only to the extent that Holding or the Surviving Corporation, as the case may be, is actually prejudiced thereby, (ii) any counsel retained by the Indemnified parties for any period after the Effective Time shall be subject to the consent of Holding and the Surviving Corporation (which consent shall not be unreasonably withheld), (iii) neither Holding nor the Surviving Corporation shall be obligated to pay for more than one firm of counsel for all Indemnified Parties, except to the extent that (A) an Indemnified Party has been advised by counsel that there are conflicting interests between it and any other Indemnified Party or (B) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceeding, and (iv) neither Holding nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Neither Holding nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final) that the indemnification of such Indemnified party in the manner contemplated hereby is prohibited by applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions on indemnification and advancements that are not less favorable than those of the Company as in effect on the date hereof.

             (b) For a period of six (6) years after the Effective Time, Holding shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided, however, that Holding shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Holding shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided, further, if such insurance coverage cannot be obtained at all, Holding shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this Section 5.6(b), does not exceed the Maximum Premium times six. The Company represents to Holding that the annual premiums paid as of the date hereof are $191,250. Holding agrees, and will cause the Surviving Corporation, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 5.6(b).

             (c) If Holding, Purchaser or any of their successors or assigns
(i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Holding or Purchaser, as the case may be, shall assume all of the obligations set forth in this Section 5.6.

         5.7 Notification of Certain Matters. The parties shall give each other prompt written notice of (a) the occurrence, or failure to occur, of any event, which occurrence or failure would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time, (b) any material failure of the Company, Holding or Purchaser, as the case may be, or of any Affiliate, employee, or agent of the Company, Holding or Purchaser, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement and (c) any act, omission to act, event, or occurrence that, with notice, the passage of time, or otherwise, would reasonably be expected to result in a Material Adverse Effect. No such notification will limit or otherwise affect the representations or warranties of the parties or the conditions to the obligations of the parties under this Agreement.

         5.8 Debt Financing. Purchaser shall use its commercially reasonable efforts to assure that the definitive loan documentation related to the Debt Financing will be executed and delivered by the parties thereto at or prior to the Expiration Date (without giving effect to any extensions thereof). Purchaser shall keep the Special Committee and its advisors reasonably informed as to the status of the Debt Financing and shall provide copies of such definitive loan documentation to the Special Committee and its advisors.

         5.9 Contribution of Holding Group Shares. Each member of the Holding Group that is a party to this Agreement (with each such member being bound hereto solely for purposes of this Section 5.9 and Sections 5.3(a), 5.10, 8.2 and 9.6 through 9.13) (i) shall, and shall cause its Affiliates to, not sell or otherwise dispose of any Shares, other than as contemplated by the terms of this Agreement, and (ii) shall contribute its Holding Group Shares to Holding and shall cause Holding to contribute all such Shares to Purchaser on or before the Effective Time.

         5.10 No New Offers. Each of the members of the Holding Group, Purchaser and Holding each hereby agrees that, if the Offer is terminated by Purchaser in accordance with the terms of this Agreement without the purchase of Shares thereunder, no such party or its affiliates will make or propose an offer to purchase the Public Shares for a period of 180 days after the date of such termination without the consent of the Company (with the approval of the Special Committee).

                                   ARTICLE VI

                               CLOSING CONDITIONS

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties in writing, in whole or in part, to the extent permitted by applicable law):


         (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of any Governmental Entity shall have been issued that prohibits the consummation of the Merger;

         (b) Approval of Holders of the Company Common Stock. If required by applicable law, this Agreement and the Merger shall have been adopted by the affirmative vote or written consent by the requisite vote of the Shareholders of the Company.

         (c) The Offer. Purchaser shall have purchased such Shares as are validly tendered and not withdrawn pursuant to the Offer.


                                  ARTICLE VII

                                     CLOSING

         7.1 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, as soon as practicable following satisfaction or waiver, if permissible, of the conditions set forth in Article VI. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

         7.2 Filings at the Closing. At the Closing, Holding, Purchaser and the Company shall cause the Certificate of Merger, together with any other documents required by law to effectuate the Merger, to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, and Holding, Purchaser and the Company shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE VIII

                                   TERMINATION

         8.1      Termination.

                  (a) This Agreement may be terminated at any time prior to the Expiration Date:

                  (i) by mutual written consent of Purchaser and the Company (with the approval of the Special Committee), provided that no Shares have been accepted for payment pursuant to the Offer;

                  (ii) by either Purchaser or the Company (with the approval of the Special Committee) if Shares have not been accepted for payment pursuant to the Offer on or prior to the Expiration Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Offer to be consummated; or

                  (iii) by either Purchaser or the Company (with the approval of the Special Committee), if the Offer shall expire in accordance with the terms of the Offer and this Agreement without any Shares having been purchased thereunder and Purchaser shall not have been required by the terms of the Offer or this

         Agreement to extend the Expiration Date or to purchase any Shares pursuant to the Offer; or

                  (iv) by either Purchaser or the Company, if the Board of Directors of the Company, acting upon the recommendation of the Special Committee, shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer or the Merger.

                  (b) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company, by either Purchaser or the Company (with the approval of the Special Committee), if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable.

         8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement will become null and void, and there will be no liability on the part of the Company, Holding, Purchaser or their respective Affiliates (except that the provisions of Sections 5.10, 9.7 and 9.9 will survive any termination of this Agreement); provided that nothing in this Agreement will relieve any party from any liability or obligation with respect to any intentional and material breach of this Agreement prior to such termination.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Certain Defined Terms. For the purposes of this Agreement, the term:

                  (a) "Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, and with respect to a natural person, shall include any child, stepchild, grandchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. For the avoidance of doubt, each member of the Levy family that is a signatory to this Agreement is deemed to be an Affiliate of Purchaser and Holding for purposes of this Agreement.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "business day" shall have the meaning given in Rule 14d-1(g)(3) under the Exchange Act.

                  (d) "Governmental Entity" means a court, legislature or other agency or instrumentality or political subdivision of federal, state or local government.

                  (e) "Liens" means any mortgage, pledge, lien, charge, restriction, claim or encumbrance of any nature whatsoever, including but not limited to, any restriction on use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

                  (f) "Material Adverse Effect" means any effect, condition, circumstance or development having a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

                  (g) "Person" means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

                  (h) "Subsidiary" means any Person of which the Company, Purchaser or Holding directly or indirectly owns or controls capital stock (or other equity interests) representing more than 50% of the general voting power of such entity under ordinary circumstances.

         9.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that (a) after this Agreement is adopted by a vote of the Company's shareholders pursuant to Section 5.3, if applicable, no such amendment or modification shall be made that reduces the amount, or changes the form, of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's shareholders hereunder, without the further approval of such shareholders as required under applicable law and (b) the approval of the Special Committee shall be required for any amendment or modification of this Agreement and any extension by the Company of the time for the performance of any obligations or other acts of Holding or Purchaser and any waiver of any of the Company's rights under this Agreement.

         9.3 Waiver of Compliance; Consents. Any failure of Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Purchaser, respectively, only by a written instrument signed by the party granting such waiver (and, in the case of the Company, approved by the Special Committee in accordance with the provisions of Section 9.2(b), if applicable), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

         9.4 Survival of Warranties. None of the representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement, and none of the Company, Holding, Purchaser, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.4 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time and shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by first class, registered or certified mail, return receipt requested, postage prepaid or (c) transmitted by telecopy, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

               (a)    if to Purchaser or Holding, to

                      Ranger Merger Corporation
                      c/o NCH Corporation
                      2727 Chemsearch Boulevard
                      Irving, Texas  75062
                      Telecopy:   (972) 438-0102
                      Attention:  Irvin L. Levy


                      with a copy to

                      Debevoise & Plimpton
                      919 Third Avenue
                      New York, New York  10022
                      Telecopy:   (212) 909-6836
                      Attention:  Paul S. Bird, Esq.

         (b)      if to the Company, to

                           NCH Corporation
                           2727 Chemsearch Boulevard
                           Irving, Texas  75062
                           Telecopy:    (972) 438-6864
                           Attention:   Rawles Fulgham
                                        Chairman of Special Committee

                           with a copy to

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York  10004
                           Telecopy:    (212) 558-3355
                           Attention:   James C. Morphy, Esq.
                                        Keith A. Pagnani, Esq.

         Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy.

         9.6 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (except that Purchaser may assign without the prior written consent of the other parties to Holding or any other direct or indirect wholly-owned Subsidiary of Holding any and all rights and obligations of Purchaser under this Agreement and/or Purchaser's right to purchase Shares transferred pursuant to the Offer, provided that any such assignment will not relieve Holding or Purchaser from any of its obligations under this Agreement). Except for Section 5.6, which is intended for the benefit of Indemnified Parties, this Agreement is not intended to confer upon any other person except the parties any rights or remedies under or by reason of this Agreement.

         9.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that all expenses related to printing, filing and mailing the Proxy Statement, if any, and all SEC and other regulatory fees in connection with the Proxy Statement, if any, and the Offering Documents shall be equally shared by the Company and Purchaser.

         9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.9 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of law thereof. The parties hereby irrevocably submit to the jurisdiction of the State and Federal courts located in the State of Delaware with respect to any litigation arising out of this Agreement or interpreting any terms of this Agreement.

         9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         9.12 Entire Agreement. This Agreement, including Annex A hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         9.13 Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions will be interpreted to be only so broad as is enforceable.

         9.14 Performance by Purchaser. Whenever a provision under this Agreement requires Purchaser to take action (or refrain from taking an action), including, without limitation, the performance of all of its covenants, obligations and agreements hereunder, such provision shall be deemed to include an obligation on the part of Holding to cause Purchaser to take such action (or refrain from taking such action).

               [remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                  NCH CORPORATION

                                  By /s/ Rawles Fulgham
                                    --------------------------------------------
                                    Name:  Rawles Fulgham
                                    Title:  Chairman of the Special Committee


                                  RANGER MERGER CORPORATION

                                  By /s/ Irvin L. Levy
                                    --------------------------------------------
                                    Name:  Irvin L. Levy
                                    Title:  President


                                  RANGER HOLDING LLC

                                  By /s/ Irvin L. Levy
                                     -------------------------------------------
                                     Name:  Irvin L. Levy
                                     Title:  President

With respect to Sections
 5.3(a), 5.9, 5.10, 8.2 and 9.6
 through 9.13 only:

/s/ Irvin L. Levy
----------------------------------
Irvin L. Levy


/s/ Lester A. Levy, Sr.
----------------------------------
Lester A. Levy, Sr.


/s/ John I. Levy
----------------------------------
John I. Levy


/s/ Lester A. Levy, Jr.
----------------------------------
Lester A. Levy, Jr.


/s/ Robert M. Levy
----------------------------------
Robert M. Levy


/s/ Walter M. Levy
----------------------------------
Walter M. Levy


/s/ Ann Levy Cox
----------------------------------
Ann Levy Cox

                                     ANNEX A

                         CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer or this Agreement and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may amend or terminate (but, in each case, only in accordance with the terms of this Agreement) the Offer or postpone the acceptance for payment, the purchase of, and/or (subject to any such applicable rules and regulations of the SEC) payment for, Shares if at any time on or after the date of this Agreement and at the time of acceptance for payment for any such Shares (whether or not any Shares shall theretofore have been accepted for payment or paid pursuant to the Offer) any of the following conditions exists:

             (a) the Minimum Condition shall not have been satisfied;

             (b) financing for the Offer and the Merger shall not have been obtained on terms and conditions reasonably satisfactory to Purchaser taking into consideration the terms set forth in the Debt Commitment Letter;

             (c) there shall be pending any action or proceeding by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, domestic or foreign, or there shall be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, or any other legal restraint, (i) preventing or seeking to prevent consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit Purchaser from exercising any material rights and privileges pertaining to the ownership of the Shares or (iii) compelling or seeking to compel any party or any of its Subsidiaries to dispose of or hold separate all or any portion of their business or assets that is material in relation to the consolidated business or assets of any party and their respective Subsidiaries, in each case as a result of the Offer, the Merger or the other transactions contemplated by this Agreement;

             (d) there shall have occurred any fact or circumstance that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

             (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or in the over-the-counter market, (ii) an aggregate decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard and Poor's 500 index from that existing at the close of business on the date hereof, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any material limitation by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States (whether or not mandatory) on the extension of credit generally by banks or other financial institutions or (v) any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity directly or indirectly involving the United States (other than any hostilities existing as of the date of the Merger Agreement or relating to hostilities existing as of the date of the Merger Agreement) that has had or would reasonably be expected to have a material adverse effect on bank syndication or financial markets in the United States, or in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

             (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to Material Adverse Effect shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination;

             (g) the Company (with the approval of the Special Committee) shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement except for such failures to perform as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

             (h) this Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company (with the approval of the Special Committee); or

             (i) the Special Committee and/or the Board (with the approval of the Special Committee) shall have withdrawn or modified in any manner adverse to Purchaser its approval or recommendation of this Agreement, the Offer or the Merger;

             (j) any material approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) located or having jurisdiction within the United States or any country or economic region in which either the Company or Purchaser, directly or indirectly, has material assets or operations, shall not have been obtained or satisfied and such failure shall impair the ability of Purchaser to consummate the Offer and the Merger or make the consummation of the Offer and the Merger materially more costly.

             (k) there shall have been a subsequent development in the actions that are the subject of the Memorandum of Understanding, dated December 23, 2001, entered into by counsel on behalf of the shareholders named as plaintiffs in such actions and the directors of the Company named as defendants in such actions or the action that is the subject of the Rule 11 Agreement Concerning Abatement of All Proceedings, dated December 23, 2001, entered into by counsel on behalf of the shareholder named in such action and the directors of the Company named in such action or there shall have been instituted any new action or proceeding subsequent to the date hereof that, in each case, would reasonably be expected, individually or in the aggregate, to (i) have a Material Adverse Effect or (ii) make materially more costly (A) the making of the Offer, (B) the purchase of shares pursuant to the Offer or (C) the consummation of the Merger, which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Purchaser or any of its Affiliates not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

         The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time, in the reasonable discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.